Exhibit 21.1

LIST OF SUBSIDIARIES OF QUALITY DISTRIBUTION, LLC

Name	State of Incorporation
American Transinurance Group, Inc.	Delaware
Boasso America Corporation	Louisiana
Chemical Leaman Corporation	Pennsylvania
QC Energy Resources, Inc.	Delaware
Levy Transport Ltd. / Levy Transport, LTEE	Canada
Mexico Investments, Inc.	Florida
MTL De Mexico S.A. de c.v.	Mexico
Power Purchasing, Inc.	Delaware
QC Energy Resources, LLC	Delaware
QC Dry Bulk, LLC	Delaware
QD Capital Corporation	Delaware
QD Risk Services, Inc.	Florida
Quala Systems, Inc.	Delaware
Quality Carriers, Inc.	Illinois